Exhibit 99.1

PFSweb, Inc.	PFSW	Q3 2009 Earnings Call	Nov. 13, 2009
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— MANAGEMENT DISCUSSION SECTION
Operator: Good morning. My name is Christie and I’ll be your conference operator today. At this time, I would like to welcome everyone to PFSweb’s Third Quarter Earnings Conference Call. [Operator Instructions] Thank you.
I would now like to turn the call over to Todd Fromer of KCSA Strategic Communications. Please go ahead, sir.
Todd Fromer, Investor Relations, KCSA

Thank you, Christie. Good morning, everyone. And thanks for joining us for the PFSweb Third Quarter Conference call.
Before turning the call over to management, I’d like to make the following remarks concerning forward-looking statements. All statements in this conference call other than historical facts are forward-looking statements. The words anticipate, believe, estimate, expect, intend, will, guidance, confident and other similar expressions typically are used to identify forward-looking statements.
These forward-looking statements are not guarantees of future performance and involve and are subject to risks, uncertainties and other factors that may affect PFSweb’s business, financial condition and operating results which include but are not limited to the risk factors and other qualifications contained in PFSweb’s annual report on Form 10-K, quarterly reports on Form 10-Q and other reports filed by PFSweb with the SEC to which your attention is directed. Therefore, actual outcomes and results may differ materially from what is expressed or implied by these forward-looking statements. PFSweb expressly disclaims any intent or obligation to update these forward-looking statements.
During this call, we may also present certain non-GAAP financial measures such as EBITDA, adjusted EBITDA, non-GAAP net income, free cash flow, merchandise sales and certain ratios that use these measures. In our press release with financial tables issued today, which is located on our website at pfsweb.com, you’ll find our definitions of these non-GAAP financial measures, a reconciliation of these non-GAAP financial measures with the closest GAAP measures and a discussion about why we think these non-GAAP measures are relevant. These financial measures are included for the benefit of the investors and should be considered in addition to and not instead of GAAP measures.
At this time, it is now my pleasure to turn the floor over to Mr. Mark Layton, Chairman and CEO of PFSweb. Mark, the floor is yours.
Mark C. Layton, Chairman and Senior Partner — Chief Executive Officer

Good morning, everyone. Thanks, Todd. Appreciate your time this morning and I’d like to welcome everybody to our third quarter conference call. As usual, with me today is Tom Madden, our CFO; Mike Willoughby, President of our Services Business.
This morning, we will provide you with an overview of our financial results for the third quarter and then some information on the events that helped shaped the quarter ended September 30 of 2009. Following our prepared comments Tom, Mike and I will be available for questions that you may have.
While I’ll leave it the world’s top economists to determine where we are in the recessionary cycle overall, I am encouraged by the operating results of all of our divisions over this past quarter given

PFSweb, Inc.	PFSW	Q3 2009 Earnings Call	Nov. 13, 2009
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the challenges. As I discussed with you last quarter, we believe that Q2 of 2009 would be the low point of our operational results and we were hopeful that Q3 and beyond adjusted for seasonality would show improving trends. While we’re upbeat that our results for Q3 that we announced this morning reflect just that improving trend and as we look forward to Q4, we believe this upward trend will continue in both our PFSweb Service Fee business as well as at eCOST.com.
We believe we remain on target to generate positive free cash flow for the 2009 calendar year and we’re looking forward to what we believe will be improving financial targets for 2010. While we still have a lot of work ahead of us, we believe that the adjustments we’ve made to our business and certain cost-cutting initiatives have allowed us to remain a competitive and aggressive company that’s poised to deliver strong performance as the economy rebounds.
Overcoming this recession and the non-renewal of a Service Fee agreement with the U.S. Government entity that happened earlier this year, would have been difficult enough events had we faced them at separate times let alone together. The fact that we’ve emerged after these events occurred simultaneously and in the position that we have as reported this morning is a testament to just how dynamic our company and its people are. We’re clearly are survivalists and we know how to adjust as things or challenges are thrown our way.
Most notably, we’ve remained financial healthy and have an expanding list of new Service Fee client programs, currently expected to rollout over the next several quarters. As Mike will discuss in more detail momentarily, the Service Fee business has been busy this year and establishing and signing new client programs.
I’m especially pleased with the new End2End solution for our Service Fee business that we’ve been discussing over the past year. The End2End program has significantly enhanced our ability to compete for and win new client agreements. In just the past year since it was launched, we’ve proven what a game changer this new solution can be, winning new client agreements consistently against our competition. We look forward to carrying this exciting momentum forward into a healthier economic environment where we believe the opportunity to accelerate on that success exists even further.
While we’re excited about the potential of the economic recovery and where we see things right now, we still are very cautious. And we’re moving forward cautiously and maintaining a careful watch over our operating costs. Frankly, it’s just too early to predict how quickly the economic recovery will take place and whether it will be consistent, and as such, we remain keenly focused on controlling our operating costs. We believe our relationships with our lending and banking partners remain strong and they have applauded our proactive efforts this year to quickly adjust our operations to meet the various challenges we’ve faced and for our efforts to ensure we continue to operate with positive cash flow even on lower revenue levels.
So with this information as a backdrop, let me now turn the call over to Mike, who will give you some information specific for the services business. Michael?
Michael Willoughby, Senior Partner — President, PFSweb Services Division

Thanks, Mark, and good morning, everyone. Before beginning my prepared comments, I need to remind you that when I refer to our Services business segment, I’m including both the Supplies Distributors and the PFS Service business in that description. Both of these businesses have essentially the same operating model, but they have a different underlying financial model where Supplies Distributors take title to product and the PFS Service business does not.
First let me say that I’m pleased that the September quarter for the Service segment shows improvement in revenue and operating results compared to the June quarter, as we’d indicated in

PFSweb, Inc.	PFSW	Q3 2009 Earnings Call	Nov. 13, 2009
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our last conference call we felt would happen. This improvement reflects that the June quarter was what we believe to be the low point or the beginning of our recovery from the recession and the non-renewal of the U.S. government agency client.
Our improved results in the September 2009 quarter include benefits from the ramp up of several new Service Fee business activities, cost reduction initiatives that we’ve undertaken, and specifically for Supplies Distributors certain incremental inventory cost related adjustments that we made in the quarter.
As Mark indicated earlier, we’re very pleased with the success of our End2End solution and the competitive edge we believe we now have in the marketplace coming from that solution. We’ve enjoyed great success signing new client contracts this year even in amidst of the challenging economy and we’re currently in the process of launching these new client agreements. They’re in various stages of being rolled out as we speak.
As an indication of the competitive potential of our end-to-end program, I’m pleased to say that the value of our new business sales pipeline is about $40 million in client projected annual contract value. And that’s even though we’ve signed several new deals since our last conference call, which takes the value of those deals out of the pipeline. I believe we continue to benefit from one of the most robust and exciting new business pipelines we’ve seen in many years. And I think this bodes well for the success of our rebuilding effort in the Services segment as we recover from the economy and the non-renewal of that client agreement.
Also, we hope to see organic growth from our current clients once the economy does begin to improve. And coupled with the new business that we’re adding, I think that should accelerate our recovery and allow us to generate the positive financial leverage against our world class infrastructure that we’ve seen in prior growth periods. Now let me provide a few details of our Services segment operations beginning with our program for the Army & Air Force Exchange Service.
The AAFES solution was launched in July and is now fully operational in one of our Memphis, Tennessee facilities. Under this agreement we’re supporting the printed exchange AAFES catalog as well as their exchange online store. Our customized solution includes warehousing and order fulfillment services and technology services that are required to create a multiple technology interfaces with the AAFES systems. We’re very excited about this new program and we expect benefits from organic growth of the program. And I also expect that we’ll have incremental new opportunities with AAFES as this program continues over the life of the contract.
In the past two conference calls, I’ve referred to new contract opportunities with a single Fortune 100 company. And I’m pleased to let you know that we have successfully launched the first program that consists of a very customized business-to-business eCommerce solution including customer care and B2B financial services. With this deal we’re supporting a division of the company that sells consumer products to small healthcare businesses in North America. We’re very excited about this large new contract and the potential expansion opportunities that I think that we’ll have for this well-known large company.
And the second contract with the same Fortune 100 company, which is an entirely different direct to consumer initiative, and I’m very excited to see our end-to-end program enjoying such acceptance with such a large company especially one that brings multiple brands from within their own brand portfolio onto our Demandware base solution. We successfully completed negotiations with this client and signed the contract in September. And we actually began implementing this solution in August based on a letter of intent and funding from the client and so we anticipate launching this program for this large company in the March quarter of next year. And once again we’re very excited about this opportunity that we have.

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On the last call, I also mentioned that opportunity is one of the leading board sports brands that’s seeking to take their apparel and accessories business on-line for the very first time. We have a letter of intent with this company and funding that allows us to begin implementation for their launch that we expect to happen in the June quarter of next year. And once again this is an end-to-end eCommerce deal that leverages all the components of our end-to-end program including our Demandware eCommerce platform, our logistics and fulfillment capabilities, our high touch customer care, financial services, and interactive marketing services.
And then finally, we’ve also signed a new end-to-end contract with a leading apparel brand for infants and small children. This is also an end-to-end eCommerce deal for multiple brands that leverages all of the components of our end-to-end program. This solution will be unique for our portfolio because it provides a fully branded consumer shopping experience.
This approach allows the consumer to shop multiple brands and check out with a single basket and it allows our clients to cross-merchandise and run a joint promotions between the brands. We’re very excited about this new client relationship and we expect this new site to launch in the March quarter of next year.
Now as I’ve indicated in the past, we’ll formally announce new agreements as we’re permitted by our clients. However our clients are often hesitant to disclose their decision to outsource major portions of their operation and we have to be sensitive to their wishes as we back up our commitment to be the brand behind the world’s leading brands.
I believe these new existing — exciting new business engagements illustrate the successes we’ve had this year in bidding on client agreements with our end-to-end solution. We believe this end-to-end solution is uniquely positioned in the industry. I don’t know of any other provider that provides a completely client branded solution that offers a single solid infrastructure that gives tremendous leverage and economies of scale like our end-to-end solution does. And I believe that’s a huge part of the success that we’re enjoying right now even amidst a challenging economy.
And so to summarize my section, I think we’ve made some very important advances for our business over the past year and we’ve stepped up to the challenges that we faced. The reach around of new client programs rolled out or in the process of being rolled out this year as well as our pipeline of pending proposals demonstrates the strong demand that I think we have for our global solution in the U.S. and European marketplace.
By utilizing our global eCommerce solution market-dominating brands are now empowered to quickly and aggressively tap into growth opportunities where they see those. And they can maximize their existing online channel more effectively if they have an existing channel that they’re moving over to our platform.
I think they are able to do this more efficiently than it was ever possible with an in-house solution that they may have been operating or with a solution from one of our competitors. So very excited about where we’re at, optimistic about the future.
And I’ll turn the conversation back over to Mark for some highlights from eCOST. Mark?
Mark C. Layton, Chairman and Senior Partner — Chief Executive Officer

Great. Thank, Mike. Great stuff in the Services business. Let me spend just a minute now talk about our eCOST segment.
The transformation or reinvention of the eCOST.com business model over the past few years has continued to show positive results for us even during this tough economic period. For the fourth

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consecutive quarter, the eCOST.com segment has shown improved bottom-line adjusted EBITDA financial performance as compared to the same quarter of the prior year.
The adaptations that we’ve made to the business model and our daily analysis of our web metrics along with the huge advancements we’ve made in our technology capabilities that we use to attract customers have allowed us to substantially reduce our costs to acquire new customers as well as better target profitable customers segments.
Collectively, these advancements, we believe, have made our marketing spend substantially more effective than in years past. As you reflect on this information and on the Q3 financial result, I believe you’ll see that the business is operating at near breakeven and is well poised for improving performance as the economy rebounds.
We’re now approaching the fourth quarter holiday season and we do so with guarded optimism. Our merchants have seen a lot of inventory opportunities out there and have lined up some — an awesome stable of products that we’re hopeful will drive strong holiday sales. Obviously, the economic environment that we currently are situated in leaves uncertainty for all retailers in terms of our expectations for the fourth quarter. But with the things that we’ve done technology-wise and with the products that I just described from an inventory standpoint out there, if the activity is there we’re going to capture it.
Also, earlier today, you’ll see a press release and announcement regarding Secret Sale. This is a new private sale feature that we developed the technology for in our technology development labs both here in Texas and with our individuals in Manila. Secret Sale is a new exclusive eCOST.com feature which offers deeply-discounted new, recertified and closeout merchandise. In addition to the unbeatable pricing, many of the offers will also include free shipping. Each day, Secret Sale will offer a new exciting offer on one of eCOST.com’s hottest products, maybe a notebook, home electronics, a camera, LCD TV, iPods, and many things more.
Quantities for each Secret Sale will be limited to a certain number of units per product, typically less than 1,000 units. And once it’s sold out, the Secret Sale for that product will be gone forever. New Secret Sales will be offered as frequently as manufacturer supplies allow and, in some cases, multiple Secret Sales will be available daily.
The growth of private sale activity in the marketplace has really taken on a phenomenon situation right now. And the new technology that we’ve developed we believe well positions ourselves to be able to take advantage of this new kind of shopping trend that’s going on in the industry out there. Basically, it allows us to offer a selected group of products to customers on a private basis, really allowing us to target our best customers, giving them individual or private access to our best products.
Our beta test of Secret Sale this past week was overwhelmingly positive, with the number of unique visitors to the eCOST.com site jumping more than 75% the first day when you compare that to the average number of unique visitors over the previous 14 days. So we saw a 75% increase in visitor traffic on the eCOST site during this first day of our beta test of Secret Sale this week. Our deployment of this new technology capability is not only exciting for eCOST.com manufacturer partners and customers but also allows us to provide a live example of our private sale technology capabilities and features to our Services division clients.
We believe that the decisions we’ve made to strengthen eCOST.com have really paid off during this tough economy. With a stronger marketing strategy that concentrates on low cost and the value of acquiring a customer and a greater number of products that offer higher margins, we’ve been able to manage our business appropriately even on lower revenue levels and have turned in consistent adjusted EBITDA improvements, as I outlined earlier. All this activity gives us great optimism for the future of eCOST.

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While revenues have been brought down by the current economic environment, we can see key metric attributes to fuel our optimism. For example, new customers during Q3 as a result of the activities I just outlined were up 7%. We had 37, or a little bit more than 37,000 new customers in the third quarter. And active customers were up 26% to about 225,000 compared to the third quarter of last year. Now, while average order size declined which is what’s impacted our overall revenue growth, we believe this is a factor of the economy and as things rebound generally we see ourselves well-poised to grab a larger share of the market rebound once this — once things begin to move forward.
Also I want to highlight real quickly our Platinum Club membership program. The Platinum Club program continues to show outstanding results. Club membership has grown 278% during 2009 as customers seek the benefits of free shipping and the opportunity we give them to early access the deals that regular customers would not benefit from. Our statistics show that our club members buy three times more frequently than non-club members, and as such, we’re excited about the customer life value potential that this large group of new club members provides us.
Also, our focus on virtual warehousing has been a major advantage during this difficult economic period. We just added another new virtual warehouse relationship this past quarter. That brings our total to a little more than 20 virtual warehouse partners that are supplying us with about 300,000 different SKUs.
We enjoy the benefit of offering a broad base of products with our virtual warehouse technology capabilities without the concern of significant inventory investment or the risks of aging inventory. Virtual sales now represent about 18% of our business-to-consumer segment and about 12% of our business-to-business segment providing us with great working capital advantages and obviously reduced logistics expenses on our side. Through the growth of this virtual warehouse network and a keen focus on our own inventory management, that’s the inventory we own, we continue to turn our inventory in excess of 17 times annually.
One of the latest trends we just started seeing after several quarters of decline was an increase in the business-to-business segment. While we continue to concentrate mostly on building our business-to-consumer segment through improvements to the actual eCOST.com website, the B2B segment still makes up approximately half of the company’s revenue and is an important aspect of our business. Recently, we’ve seen increasing demand for LCD televisions and notebook computers in the business segment. While we’re pleased with the incremental gross profit dollar contribution this segment contributed this quarter, do keep in mind that business-to-business gross margin percentages are quite a bit lower than our business-to-consumer segment and thus when we have a higher mix of business-to-business products as we had this past quarter, our gross profit percentage is negatively impacted.
During the last few weeks, we have noted some firming up of the business-to-consumer segment. It appears to me that early September reflected a bottoming point of consumer spending at least for us at eCOST. We remain hopeful that positive economic patterns continue to persist. Business-to-consumer revenue was down considerably in the third quarter; about 26% over the same period last year, but we attribute that mostly to the economic downturn. However, I want to again reiterate that even on lower revenue levels, bottom-line financial performance improved.
In summary, eCOST.com continues to evolve in what I believe to be a positive direction. When you peel back the layers of our Q3 results as I’ve laid out for you here, it shows significant and positive development and progress in many areas. So that gives you some highlights on eCOST. Let me now turn the call over to Tom, who’ll give you some financial highlights and then we’ll be back to answer questions. Tom?

PFSweb, Inc.	PFSW	Q3 2009 Earnings Call	Nov. 13, 2009
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Thomas J. Madden, Senior Partner — Chief Financial Officer and Chief Accounting Officer

Thank you, Mark. Well, as Mark and Mike both have alluded to, I too am pleased with the progress that PFSweb made this quarter in our business and financial results. We faced important challenges earlier this year with the non-renewal of the U.S. government clients and the global economic recession. Since that time, we have taken a number of positive steps toward improving our short- and long-term financial results. This has occurred through a balancing act of reducing and closely monitoring costs while at the same time making the right investments to support our future growth objectives.
While our revenue is down on a year-over-year basis, we have made significant adjustments to costs. First, we quickly acted upon eliminating our direct variable costs supporting the U.S. government contract. In addition, we have also significantly reduced our SG&A and overhead costs in order to better align it with our current revenue levels. Our consolidated SG&A costs were down approximately 2.5 million, or nearly 20%, for the September quarter as compared to the same period a year ago.
On a year-to-date basis, SG&A is down over $5 million for the nine-month period ended September 30 as compared to the prior year. These cost initiatives have included a number of components, including a staff reduction earlier this year, executive pay reductions, a furlough program, and reduced travel costs among other items. We continue to prudently focus on costs while at the same time look for new growth opportunities. We have proven historically that we can be successful in leveraging our infrastructure as we grow the business and are committed and determined to do so again as we bring on new client opportunities.
In evaluating our results this quarter I think it’s most meaningful to compare them against our June 2009 quarter results, which as we pointed out earlier, is what we believe to be the low point, or trough, of our present financial performance, as it excluded really the impact of the U.S. government contract which ended in early April this year and not yet seen much benefit of the ramp up in new business.
While our product revenue for, both, our Supplies Distributors and eCOST businesses were relatively stable in the September quarter versus the June 2009 quarter, we experienced an approximately $1 million increase in our service fee revenues on a sequential basis, primarily related to new service fee business client relationships.
The ramp up of new client activity along with certain incremental inventory cost-related adjustments at our Supplies Distributors entity, resulted in an improved consolidated gross profit of approximately 1.3 million as compared to the June quarter.
We also reduced SG&A costs across all of our business units in the September quarter as compared to the June quarter, by an aggregate of $0.6 million. The net impact of these items was an approximate $2 million improvement in operating income results in the September quarter as compared to June, with all business units performing better at the bottomline.
While certain of the benefits realized during the September quarter are not expected to occur at the same level during future quarters including the benefits related to certain cost initiatives and inventory cost related adjustments, we do expect further new client activity and in the December quarter an up-tick applicable to the holiday season.
Overall, we are currently expecting this solid trend of improvement to continue into the fourth quarter for both our Services — our PFSweb Services segment and our eCOST.com segment. However, we do not expect our Supplies Distributors segment to have as strong a fourth quarter given we do not expect certain benefits realized in quarter three to occur at the same levels. Thus our consolidated, adjusted EBITDA financial performance for the December 2009 quarter is

PFSweb, Inc.	PFSW	Q3 2009 Earnings Call	Nov. 13, 2009
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currently targeted to be somewhat down from the September quarter levels but still much improved from the June quarter levels.
From a balance sheet standpoint we continue to maintain a solid financial position. As of September 30, our cash, cash equivalents and restricted cash totaled more than $17 million which is relatively consistent with our balance at the beginning of the year. As a result of our reduced revenue levels versus the prior year and a keen focus on monitoring our accounts receivable and inventory requirements, we have decreased our working capital requirements in the business which has allowed us to reduce our debt levels from $27 million at the end of December 2008 to approximately $22 million at the end of September 2009. While we currently expect that working capital requirements will increase during the December quarter, we believe that debt levels will not reach prior year-end levels. In addition, as Mark stated earlier, we are continuing to maintain our objective of generating break-even to positive free cash flow for the 2009 calendar year.
Now I’d like to turn the call back over to Mark for some closing remarks.
Mark C. Layton, Chairman and Senior Partner — Chief Executive Officer

Okay, Tom. Thanks. So just a quick recap for you. As you look at the results we put out this morning. I mean it’s clear we remain financially strong, solid lending relationships, a steady cash balance and the resources necessary to continue a strong growth march forward.
Our End2End offering is showing great success in our Services business, and we’re consistently winning deals versus our competitors which we believe is the absolute seal of approval, if you will, in terms of where we’re at. And our eCOST.com business is poised to capture market share as the economy rebounds leaving us hopeful to reap the rewards from three years of transformation, development and evolution of that particular business segment.
That’s our prepared comments for today. Operator, we’ll now be available for any questions that may be out there.

PFSweb, Inc.	PFSW	Q3 2009 Earnings Call	Nov. 13, 2009
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— QUESTION AND ANSWER SECTION
Operator: [Operator Instructions]. And you have a question from the line of George Walsh with Gilford Securities.
<Q>: Good morning, gentlemen.
<A — Mark Layton>: Hi, George.
<Q>: I wonder if you can go in the — it does sound definitely encouraging with the pipeline and the improvements in the Services business. Is there any outlook you can give in terms of mitigating the losses there and how those ramp ups will be lessened as you go into, I guess, you really got to look more into 2010 on that?
<A — Thomas Madden>: Right. This is Tom. I think we’ve tried to provide some guidance in terms of some of the new contract opportunities out there. Whenever we go into these new contracts there’s a combination of project activity that is there, as existing volumes, and some other client relationships that are completely new and are dependent on the overall success of the programs. So at this point in time, especially before we actually kind of get to a full launch period, we’re still working with the client to establish the right dynamics and revenue outlooks for these new client initiatives. We’ve got some initial feel for it, obviously, but we don’t want to provide any external guidance yet on that, as we kind of wait to firm up the actual timing of when the new project is going to get operational and live and the update on projected success of those initiatives.
<Q>: Okay. As you sign these up, will there be — what’s your best estimates in term of CapEx dollars and/or any other up-front expenditures you might have to do?
<A — Thomas Madden>: For the most part, these new contracts that have recently been signed, will be able to be employed within our existing infrastructures in our Memphis and Mississippi locations. So we do not anticipate a significant amount of new capital expenditures. Some of the contracts do require some start up activity applicable to IT integration and in many cases the cost of that work will be covered, at least partially, by the client.
<Q>: Okay. And a lot of these new clients, is it seasonal? That’s it all, it’s kind up front, they sign up for — they’re online in 2010. But is your impact really in the, on a revenue stream side, the second half or even the fourth quarter of 2010? It’s seasonal or is it, or you expect benefits during the year?
<A — Michael Willoughby>: Well I think that if you look at the pipeline today, it’s pretty representative of what we’ve been saying over the past two years. That there’s a mix of direct-to-consumer companies that do have a fourth quarter spike that we would see benefit in Q4 of next year as those come online. And then some of them have a different dynamic that has more of the volume spread out through the year. One of them particularly I have in mind right now has a bit more, less seasonal variation in it. So I think as these come online during 2010, we would expect to see some contribution during the year. And then we’d expect to see a full benefit of holiday volume next year. And of course one of the things that we’re looking at is what the economy will do next year and what kind of benefit will we hopefully see, not only in a seasonal improvement but an improvement in the base level of revenues too.
<Q>: Okay. And with that 40 million in the pipeline. Is that — can you give some kind of sense of the number of clients in there? Is that like one really big one and then several small ones? Or is there — some type of quantification you can put on that?
<A — Michael Willoughby>: Well, we don’t really comment on the exact make up of the pipeline. I will say that there’s not a single large deal in there that makes up a significant chunk. But it’s a healthy pipeline for us in all regards.

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<Q>: Okay. And the same with the new business you’re signing. Is there, are they such that you’re not overly dependent on one particular client at this point in terms of size?
<A — Mark Layton>: This is Mark. Customer concentration is always something in this business that you have to be aware of. You don’t have thousands of clients,
<Q>: Right.
<A — Mark Layton>: I mean you have to constantly manage and monitor your client situations. And as we’ve said all along, quality performance, exceeding client expectations is the number one thing that you can control. And we believe in healthy client relationships that renew and continue to go on.
<Q>: Yes.
<A — Mark Layton>: Obviously some key costs are high and so on in there, so you know that’s the way you’ve got to go. But customer concentration is a risk we certainly have less of it today than we had when the government client was part of our deal. And you know clearly we want to try to diversify our client base as we move forward into different areas as Mike talked about. And we are, you know we’re aggressive in apparel, we’re aggressive in aviation industry, we’re aggressive in technology, we’re aggressive in consumer goods. And all these have different cycles and patterns that allow us to try to diversify our client base from various risks that you’ve got out there economically, or you know as it relates to one clients decision to change its business model.
<Q>: Okay. I understand it’s part of small company risk. I’m not knocking it. It’d be great, you sign a big client it’s a good thing. All right, I have a few more questions but I’ll pass it on right now and come back.
Operator: Your next question comes from Alex Silverman with Special Situations Fund .
<A — Mark Layton>: Hello, Alex?
<Q>: Hi, there. My questions have been answered.
<A — Mark Layton>: Okay. Thanks, Alex.
<Q>: Thanks, guys.
Operator: [Operator Instructions] And at this time there are no further questions.
<A — Mark Layton>: George, you want to get on one?
<Q>: Mike?
Operator: George, your line is open.
<Q>: Okay. Can you hear me?
<A — Mark Layton>: Yes.
<Q>: Okay. Just you know, Mark the, just a little counter-intuitive in terms of, with eCOST because one of the things seems to be out there that seems in the economy is that there is inventory depletion. And it’s — the restocking is the big theme in the economy. How does that affect you with

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sourcing? I would think you might be having some inventory problems relative to that for particularly clearance type of deals you like to do on eCOST?
<A — Mark Layton>: We have not seen that. I, certainly it’s a concern that you have to watch but I got to tell you as I’ve described in the past that manufacturers business models today frankly take into account supply, demand, or demand requirements for this part of the channel. So as I’ve described in the past, products that we get that are labeled as remanufactured or refurbished products in many cases are new products that have been manufactured to be a re-manufactured part number.
It eliminates channel conflict. They shorten warranty periods. There may be a few features and functionality differences that reduce the manufacturer cost in the product. But those products have been specifically manufactured to reach a segment of the market that’s at a different price point than “new” fully warrantied, fully featured product maybe at so it’s a little bit like an automobile manufacturer who has different features and functionalities of a given car and you might pay 15,000 for the same model and 20,000 for one that’s got a little bit more loaded features on it. So, as a result our supply has remained pretty consistent at this point and I don’t have any specific concerns out there as I see right now.
<Q>: So they view you — you’re not an excess inventory channel it’s a channel they want to kept fed?
<A — Mark Layton>: Well we’re an excess inventory channel. We’re a close out channel. We certainly we assisted with those type of products but take a hypothetical example here. Let’s assume that an engineer comes and says well the economic — the optimal economic manufacturing quantity of this particular unit is 10,000 units. And the VP of sales responds and says well my big box retailers had demand for 6,500 of those. So the manufacturer may well make the decision to make the 10,000 units, label the 3,500 differently and they have to do that in order to get the price point to meet the demand for 6,000 that was there before.
<Q>: Okay.
<A — Mark Layton>: So the 3,500 hit the market in different ways. They can hit as refurbished product. They can hit as closeouts. They can hit as overstock later because they thought maybe the big box guys might have incremental ordering demand for product. There is just different things that happen out there, so closeout is important for us. Overstock’s important, but so are re-manufactured, re-certified and just an outlet for new at different price points. So we just attack a different area of the market and we’re a different outlet and channel for manufacturers than what a big box retailer would be.
<Q>: Okay. And the other I see the Secret Sale initiative that you announced and it looks like there’s really big markdowns on that. Do you guys make much money on that? Or is that just generating traffic?
<A — Mark Layton>: Every deal will be different. But the deals we’ve had so far have margin in them for us. A good margin’s in them for us in terms of where we’re targeting in there. But clearly it is a customer acquisition model as well and as we’ve seen in the beta test as I outlined in the comments earlier in there that there is a pretty significant viral ripple that you get using private sale concepts like this that allow us to bring new customers to the site effectively by word of mouth or word of e-mail or word of chat or word of blog and the variety of methods that you know social networking methods that the Internet perpetuates.
<Q>: Do you find that, those kind of — does that kind of initiative helps with the club membership drives?

PFSweb, Inc.	PFSW	Q3 2009 Earnings Call	Nov. 13, 2009
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<A — Mark Layton>: Certainly, because what will happen is that you’ll see us with deals that have smaller quantity potential. So a manufacturer comes to us with a 200 unit deal and wants to use Secret Sale to outlet those products out from there, it doesn’t make a lot of sense for us to open that up to the world because we don’t have enough units to do that. So that particular product may only be available to our club members. So if you’re not a club member, you’re not going to see some of the probably best deals that are really are smaller quantity limitations.
<Q>: Okay. That’s good. All right. Thanks, a lot.
<A — Mark Layton>: Thanks, George. One more poll for questions?
Operator: [Operator Instructions] And there are no further questions.
Mark C. Layton, Chairman and Senior Partner — Chief Executive Officer

Great. Thank you, operator. Appreciate everybody’s time this morning. Have a great weekend. Cheers.
Operator: Thank you. This does conclude today’s conference call. You may now disconnect.